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                          CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectus/Proxy Statement and Statement of Additional Information constituting part of this Registration Statement on Form N-14 of our reports dated February 7, 1998, relating to the financial statements and financial highlights appearing in the December 31,1997 Annual Reports to Shareholders of The Robertson Stephens Partners Fund and The Robertson Stephens Global Low-Priced Stock Fund. We also consent to the references to us under the heading "Independent Accountants" in the Statement of Additional Information and to the references to us under the headings "Financial Highlights" in the Prospectuses (each in the Registration Statement on Form N-1A dated March 1,
1998), which are incorporated by reference in the Registration Statement on Form N-14.


/s/ PRICE WATERHOUSE LLP

San Francisco, California
March 19, 1998